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                                                                    EXHIBIT 10.2

(PRG SCHULTZ LOGO)



March 07, 2003



Mr. Mark Perlberg
30 Green Park Court
Atlanta, GA 30327

Dear Mark:


This letter confirms our agreement to amend, effective February 24, 2003, your employment agreement with PRG-Schultz USA, Inc. dated March 2, 2001 (the "Agreement") in the following respects:

1. Base salary increase from $400,000.00 per annum (including employee deferral) paid $15,384.62 bi-weekly, to $425,000.00 per annum (including employee deferral) paid $16,346.15 bi-weekly in accordance with the Company's customary payroll procedures.

2. Increase car allowance from $12,000.00 per annum, paid $1,000.00 monthly to $25,000.00 per annum paid $2,083.34 monthly during your employment and prorated for partial periods.

3. Change of bonus payment percentages from payment of 40% of base salary if PRGX meets established target goals and payment of 80% of base salary if PRGX meets established maximum goals to bonus payment of 50% of base salary for meeting established target goals and payment of 100% of base salary for meeting established maximum goals.

Except for the amendments above, the terms of the Agreement shall continue in full force and effect as originally executed.

Should you have any questions, please give me a call.

Best wishes,


/s/ JOHN COOK
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John Cook
Chairman and Chief Executive Officer